                                                                   EXHIBIT 99.1

                        AMERICAN CLAIMS EVALUATION, INC.
                   REPORTS FOURTH QUARTER AND YEAR END RESULTS
                    AND ANNOUNCES APPOINTMENT OF NEW DIRECTOR

JERICHO, NY, June 14, 2005: American Claims Evaluation, Inc. (NASDAQ:AMCE)
announced revenues of $1,139,947 and a net loss of $481,232 ($.10 net loss per share) for the year ended March 31, 2005 as compared to revenues of $1,190,921 and a net loss of $474,586 ($.11 net loss per share) for the year ended March
31, 2004. Revenues decreased as a result of a reduction in cases referred to the
Company for vocational rehabilitation services.



                                                    Three Months Ended                        Year Ended
                                            ------------------------------------  ------------------------------------
                                                03/31/05          03/31/04            03/31/05          03/31/04
                                            ------------------ -----------------  ------------------ -----------------
                                                        (Unaudited)

Revenues                                            $ 281,296         $ 290,849         $ 1,139,947       $ 1,190,921

Operating loss                                      (149,965)         (170,388)           (605,214)         (561,759)

Loss before income tax expense                      (102,342)         (149,705)           (477,232)         (468,586)

Net loss                                           $(103,342)        $(150,705)          $(481,232)        $(474,586)

Net loss per share - basic                          $  (0.02)         $  (0.04)           $  (0.10)         $  (0.11)
                                            ================== =================  ================== =================
Net loss per share - diluted                        $  (0.02)         $  (0.04)           $  (0.10)         $  (0.11)
                                            ================== =================  ================== =================
Weighted average shares - basic                     4,859,800         4,259,800           4,789,800         4,259,800
Weighted average shares - diluted                   4,859,800         4,259,800           4,789,800         4,259,800



American Claims Evaluation, Inc. also announced the addition of Joseph Looney to its Board of Directors. Mr. Looney was also appointed a member of the Company's
Audit Committee and will serve as the Company's "audit committee financial expert," as defined in regulations adopted pursuant to the Sarbanes-Oxley Act of
2002.

Mr. Looney has been the Chief Financial Officer and Secretary of Astrex, Inc., a
distributor of electronic components since 2002. From 1996-2002, he was the
Chief Financial Officer, V.P. of Finance and Assistant Secretary of Manchester
Technologies, Inc., a network integrator and reseller of computer products. From
1984-1996, he was employed by the accounting firm of KPMG LLP. He is a Certified
Public Accountant and has a B.A. from Queens College, City University of New
York and an M.S. from Long Island University. Since 1996, Mr. Looney has also been an Adjunct Professor of Accounting and Business Law at Hofstra University.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM
Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer,
American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753;
telephone number (516) 938-8000.

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